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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No.      )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                     ENCHIRA BIOTECHNOLOGY CORPORATION
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)
----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

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                       ENCHIRA BIOTECHNOLOGY CORPORATION
                           4200 Research Forest Drive
                           The Woodlands, Texas 77381

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD DECEMBER       , 2002

                            ------------------------

    A special meeting of the stockholders of Enchira Biotechnology Corporation will be held at the offices of our counsel, Andrews & Kurth L.L.P., 10001
Woodloch Forest Drive, Suite 200, The Woodlands, Texas 77380, on December   ,
2002 at 10:00 a.m., local time, for the following purposes:

    1. To approve and adopt a plan of complete liquidation and dissolution pursuant to which we would liquidate and dissolve the company; and

    2. To act upon such other business as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on November   , 2002
are entitled to receive notice of, and to vote at, the meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING OF STOCKHOLDERS REGARDLESS OF THE SIZE OF YOUR HOLDINGS OR WHETHER YOU PLAN TO ATTEND THE MEETING. THEREFORE, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ARE PRESENT AT THE MEETING, AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors

                                          Paul G. Brown, III
                                          PRESIDENT

November __, 2002
The Woodlands, Texas

                       ENCHIRA BIOTECHNOLOGY CORPORATION
                           4200 Research Forest Drive
                           The Woodlands, Texas 77381

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                               TABLE OF CONTENTS


GENERAL INFORMATION.........................................         1

FORWARD-LOOKING STATEMENTS..................................         6

RISK FACTORS RELATING TO THE PLAN OF LIQUIDATION............         7

BACKGROUND TO AND REASONS FOR THE PLAN OF COMPLETE
  LIQUIDATION AND DISSOLUTION...............................         9
    Background..............................................         9
    Reasons for the Liquidation and Dissolution;
     Recommendation of our Board of Directors...............        12
    Interests of Our Directors and Executive Officers in the
     Liquidation and Dissolution............................        12

THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION UNDER
  DELAWARE LAW..............................................        13

DESCRIPTION OF THE PLAN OF COMPLETE LIQUIDATION AND
  DISSOLUTION...............................................        13
    Our Activities Following Adoption of the Plan of
     Liquidation............................................        13
    Sales of our Assets.....................................        13
    Payment of Liabilities and Obligations, Contingency
     Reserve and Liquidating Trust..........................        14
    Liquidating Distributions, Nature, Amount, Timing.......        16
    Abandonment, Amendment..................................        17
    Final Record Date.......................................        17
    Certificate of Dissolution..............................        18
    Trading of Common Stock and Interests in the Liquidating
     Trust or Trusts........................................        18
    Absence of Appraisal Rights.............................        18
    Reporting Requirements..................................        18
    Regulatory Approvals....................................        19
    Certain Federal Income Tax Consequences.................        19

VOTE REQUIRED TO APPROVE PLAN OF LIQUIDATION; RECOMMENDATION
  BY THE BOARD OF DIRECTORS.................................        21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................        22

WHERE YOU CAN FIND MORE INFORMATION.........................        23

    This proxy statement is furnished in connection with the solicitation on behalf of our board of directors of proxies to be used at a special meeting of our stockholders, to be held at the offices of Andrews & Kurth L.L.P., 10001
Woodloch Forest Drive, Suite 200, The Woodlands, Texas, 77380 on       ,
December   , 2002, at 10:00 a.m. local time, and all adjournments of the meeting.

    Our headquarters are located at 4200 Research Forest Drive, The Woodlands, Texas 77381. The accompanying notice of meeting and this proxy statement are
first being mailed to our stockholders on or about November   , 2002.

                              GENERAL INFORMATION

WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

    - At the special meeting, stockholders will consider and vote on a proposal to approve the plan of complete liquidation and dissolution attached as Exhibit A.

WHO IS ENTITLED TO VOTE?

    - The record date for the special meeting is November   , 2002. Only
      stockholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting. At the close of business on the record date there were 15,310,771 shares of common stock issued and outstanding and 51,200 shares of Series B Preferred Stock issued and outstanding. Except as otherwise required by law, the holders of shares of our common stock (and holders of our Series B Preferred Stock on an as-converted basis) vote together as a single class on all matters presented to the stockholders. In addition, the Series B Convertible Preferred Stock Purchase Agreement between us and the purchasers of our Series B Preferred Stock requires that we obtain the consent of the holders of a majority of the Series B Preferred Stock in order to liquidate the company. Each registered holder of common stock of record on
      November   , 2002 is entitled to one vote per share on each matter to be voted on at the special meeting and each holder of Series B Preferred
      Stock of record on November   , 2002 is entitled to [2.9833] votes per
      share on each matter.

    - The authorization and approval of the plan of liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of our voting stock, voting as a single class, and the consent of the holders of a majority of the outstanding shares of our Series B Preferred Stock pursuant to their purchase agreement.

WHAT IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER?

    - If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will not be permitted to vote your shares with respect to the plan of liquidation.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

    - A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of voting stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. While we do not need any specific number of shares of Series B Preferred Stock to be present at the meeting, we are required under the Series B purchase agreement to obtain the consent of a majority of the holders of the Series B Preferred Stock.

WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING?

    - If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

HOW DO I VOTE?

    - You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States. If your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

    - You may vote in person at the meeting. If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the special meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the
      beneficial owner of our common stock on November       , 2002, the record
      date for voting at the special meeting.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

    - Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

    - signing another proxy with a later date;

    - giving written notice of the revocation of your proxy to our corporate secretary prior to the special meeting; or

    - voting in person at the special meeting.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?

    - If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted FOR the proposal to authorize and approve the plan of liquidation.

WHAT IF I CHOOSE NOT TO SUBMIT A PROXY OR TO VOTE OR ABSTAIN?

    - If you do not submit a proxy or vote at the special meeting, it will have the same effect as a vote against the approval of the proposed plan of liquidation. Similarly, if you vote to "abstain" on the proposed plan of liquidation, it will have the same effect as if you voted against this proposal.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE SPECIAL MEETING?

    - Our board of directors knows of no other business that will be presented at the meeting. If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED TO AUTHORIZE AND APPROVE THE PLAN OF LIQUIDATION?

    - The authorization and approval of the plan of liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of voting stock, voting as a single class. We are also required to obtain the consent of holders of a majority of the outstanding shares of Series B Preferred Stock under their purchase agreement.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSAL?

    - Our board of directors recommends that you vote "FOR" the authorization and approval of the plan of liquidation (see page 20).

WHY HAS THE BOARD OF DIRECTORS DECIDED TO LIQUIDATE THE COMPANY?

    - Our board of directors has decided that it is in the best interests of the company, its stockholders and creditors to sell the remaining assets and to liquidate the company as soon as practicable. In 2000, we switched the focus of our company from the development of products for use in the energy industry through our proprietary process known as biodesulfurization to a gene shuffling process that could be utilized to pursue pharmaceutical and biotechnological products. In 2001, we were found to have breached a joint development and license agreement with a former corporate partner and as a result, we lost our rights to such technology relating to the gene shuffling process. Although we have developed certain other technology relating to the treatment of cancer, which we feel is very promising, we believe that the stigma associated with the prior litigation surrounding the gene shuffling technology severely hampered our ability to raise additional capital in either the public or private markets or to align ourselves with a strategic partner. Further, we have never had revenues from a commercial product. Without additional capital or other funding, we would be forced to liquidate the company under the protection of the federal bankruptcy laws. For these reasons, among other, the board of directors believes that a sale of our remaining assets followed by a liquidation is in the best interests of the company, its stockholders and creditors.

WHAT WILL HAPPEN IF THE PLAN OF LIQUIDATION IS APPROVED?

    - If the plan of liquidation is approved, we will liquidate our remaining assets and use the proceeds from the sale to pay or make arrangements, to the extent possible, for our remaining liabilities and obligations
      (including payment of approximately $      million liquidation preference
      payable to the holders of our Series B Preferred Stock as of             ,
      2002). We do not expect that there will be sufficient funds for distribution to our holders of Series B Preferred Stock in full satisfaction of their liquidation preference and as such, holders of Series B Preferred Stock will receive any distributions to which they are entitled on a pro rata basis. As a result of insufficient funds for distribution to our holders of Series B Preferred Stock, our common stockholders will not receive any proceeds from our dissolution in all likelihood.

WHAT WILL HAPPEN IF THE PLAN OF LIQUIDATION IS NOT APPROVED?

    - If the plan of liquidation is not authorized and approved by the stockholders, our board of directors will in all likelihood immediately seek protection from our creditors under the federal bankruptcy laws.

WHEN WILL STOCKHOLDERS RECEIVE PAYMENT OF ANY AVAILABLE LIQUIDATION PROCEEDS?

    - We are currently unable to predict the precise timing of any distributions pursuant to the plan of liquidation. The timing of any distributions will be determined by our board of directors and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations, including contingent claims.

    - In addition, the existence of contingent claims could delay the making of any distributions in connection with the plan of liquidation.

WHAT WILL STOCKHOLDERS RECEIVE IN THE LIQUIDATION?

    - Before distributing any assets to our stockholders, we will pay and discharge, or make provision reasonably likely to provide sufficient compensation for, all of our claims and obligations, including claims that are contingent, conditional, unmatured, pending or that have not yet arisen but are likely to arise within the next three years. As of
                  , 2002, we owe an aggregate of $ million to holders of our Series B Preferred Stock upon the occurrence of a liquidating event, such as the plan of complete liquidation and dissolution, in payment of their liquidation preference.

    - Only after adequate provision has been made for payment of all of our claims and obligations (including payment of the full liquidation preference to the holders of our Series B Preferred Stock), any of our remaining assets will be distributed to holders of our common stock in one or more liquidating distributions. Uncertainties as to the net value of our assets and the ultimate amount of our liabilities make it impossible to predict the amount, if any, that will be distributed to shareholders or the timing of any distributions that might be made. Given the amount of the liquidation preference owed to holders of our Series B Preferred Stock, it is unlikely that any of our stockholders will receive any distributions, other than holders of our Series B Preferred Stock in partial payment of their liquidation preference. Further, it is unlikely we will have sufficient funds to fully satisfy this liquidation preference and as such, any distributions made to holders of our Series B Preferred Stock will be on a pro rata basis.

DO DIRECTORS AND OFFICERS HAVE INTERESTS IN THE PLAN OF LIQUIDATION THAT DIFFER
  FROM MINE?

    - All of our executive officers and directors own shares of our common stock and/or options to purchase shares of our common stock. If we make any liquidating distributions, they will receive the same per share distribution as our other shareholders. None of our executive officers or directors own any shares of Series B Preferred Stock; therefore, none of them will likely receive any distributions under the plan of liquidation.

WHAT WOULD I RECEIVE IF THE COMPANY WAS LIQUIDATED IN A FEDERAL BANKRUPTCY
  PROCEEDING?

    - If the company was liquidated in bankruptcy, it is unlikely that any of our stockholders will receive any distributions for any shares of the common stock or preferred stock they own.

CAN I STILL SELL MY SHARES?

    - Although our common stock was delisted from Nasdaq on October 22, 2002, you can continue to sell your shares at this time on the over-the-counter market in the so-called "pink sheets" or on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. Because of such delisting, stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock; the liquidity of our stock may be reduced, making it difficult for a stockholder to buy or sell our stock at competitive market prices, or at all; and we may lose support from institutional investors, brokerage firms and market makers that currently buy and sell our stock and provide information to investors about us. It is likely that we will close our stock transfer books and restrict transfers of our common stock after filing the certificate of dissolution with the State of Delaware.

WHAT ARE THE TAX CONSEQUENCES OF THE LIQUIDATION?

    - We anticipate that all distributions stockholders receive upon liquidation, if any, will be treated for federal income tax purposes as full payment in exchange for their shares. Therefore, each stockholder will be taxed only to the extent the amounts such stockholder receives exceed the stockholder's adjusted tax basis in his or her shares. A stockholder's tax basis in his or her shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto. We expect that this gain or loss will be treated as a capital gain or loss if the shares have been held for more than one year or as short-term capital gain or loss taxed at ordinary income tax rates if the shares have not been held for more than one year. If a stockholder is a corporation, we expect that all of the stockholder's income from liquidating distributions will be subject to tax at the same federal income tax rate as the stockholder's other income. Any loss will generally be recognized only when the final distribution from us has been received, which may be as long as three years after the date that the plan of liquidation is adopted.

    - See page 18 for a brief summary of the material federal income tax consequences of the plan of liquidation. Tax consequences to stockholders may differ depending on their circumstances. You should consult your tax advisor as to the tax effect of your particular circumstances.

DO I HAVE DISSENTERS' APPRAISAL RIGHTS?

    - No. Under Delaware law, stockholders will not have dissenters' appraisal rights in connection with the plan of liquidation.

WHAT DO STOCKHOLDERS NEED TO DO NOW?

    - After carefully reading and considering the information contained in this proxy statement, each stockholder should complete and sign his or her proxy and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable us to conduct business at the meeting.

WHO CAN HELP ANSWER QUESTIONS?

    - If you have any additional questions about the proposed plan of liquidation or if you need additional copies of this proxy statement or any public filings referred to in this proxy statement, you should contact our corporate secretary at (281) 419-7000. You may also access our public filings at www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

    This proxy statement contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this proxy statement and include all statements that are not historical statements of fact regarding our current intent, beliefs, assumptions and expectations with respect to, among other things:

    - the liquidation and dissolution of the company pursuant to the terms of the plan of liquidation; and

    - the amount of any liquidating distributions and the timing of any liquidating distributions.

    The words "may," "would," "could," "continue," "will," "expect," "estimate," "anticipate," "believe," "hope," "intend," "plan," "approximate" and similar expressions are intended to identify forward-looking statements.

    We believe that the expectations reflected in our forward-looking statements are reasonable. However, forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which we cannot control. Our actual results may differ materially from those projected in our forward-looking statements. In evaluating forward-looking statements, you should carefully consider various factors, including the risks outlined in "Risk Factors" beginning on the following page.

                RISK FACTORS RELATING TO THE PLAN OF LIQUIDATION

    There are many factors that stockholders should consider when deciding whether to vote to approve the plan of liquidation. These factors include those set forth in our filings with the Securities and Exchange Commission, as well as those factors set forth below.

ANTICIPATED TIMING OF LIQUIDATION MAY NOT BE ACHIEVED.

    Immediately after the special meeting, if the plan of liquidation is approved by stockholders, we intend to proceed with the orderly sale of our assets and file a certificate of dissolution with the Secretary of State of the State of Delaware. Although we anticipate that we will substantially complete the sale of our assets within the near future, our board of directors may determine that it is in the best interests of our stockholders that some assets be placed into a liquidating trust, which could delay the receipt by stockholders of the final proceeds of the liquidation.

WE WILL LIKELY IMMEDIATELY SEEK PROTECTION UNDER FEDERAL BANKRUPTCY LAWS IF THE
  PLAN OF LIQUIDATION IS NOT APPROVED.

    In the event the plan is not approved, we would likely immediately seek protection under federal bankruptcy laws.

STOCKHOLDERS MAY NOT BE ABLE TO RECOGNIZE A LOSS FOR FEDERAL INCOME TAX PURPOSES
  UNTIL THEY RECEIVE A FINAL DISTRIBUTION FROM US, WHICH MAY BE AS LONG AS THREE YEARS.

    We anticipate that all distributions stockholders receive upon liquidation, if any, will be treated for federal income tax purposes as full payment in exchange for their shares. Therefore, each stockholder will be taxed only to the extent the amounts such stockholder receives exceed the stockholder's adjusted tax basis in his or her shares. A stockholder's tax basis in his or her shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto. We expect that this gain or loss will be treated as a capital gain or loss if the shares have been held for more than one year or as short-term capital gain or loss taxed at ordinary income tax rates if the shares have not been held for more than one year. If a stockholder is a corporation, we expect that all of the stockholder's income from liquidating distributions will be subject to tax at the same federal income tax rate as the stockholder's other income. Any loss will generally be recognized only when the final distribution from us has been received, which may be as long as three years after the date that the plan of liquidation is adopted.

OUR STOCK TRANSFER BOOKS WILL CLOSE ON THE FINAL RECORD DATE, AFTER WHICH IT
  WILL NOT BE POSSIBLE FOR STOCKHOLDERS TO PUBLICLY TRADE IN OUR STOCK.

    We intend to close our stock transfer books and discontinue recording transfers of common stock at the close of business on the final record date, the date fixed by our board of directors for filing the certificate of dissolution. Thereafter, certificates representing the common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. As such, trading of our common stock on the over-the-counter market in the so-called "pink sheets" or on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. will no longer be possible. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us shall be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

NO FURTHER STOCKHOLDER APPROVAL WILL BE REQUIRED.

    The approval of the plan of liquidation requires the affirmative vote of the holders of a majority of all shares of our voting stock outstanding and entitled to vote as well as the consent of holders of a majority of our Series B Preferred Stock pursuant to their purchase agreement. If our stockholders approve the plan of liquidation, we will be authorized to dispose of our remaining assets without further approval of our stockholders.

    The authorization and approval of the plan of liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

STOCKHOLDERS COULD BE LIABLE TO THE EXTENT OF LIQUIDATING DISTRIBUTIONS RECEIVED
  IF CONTINGENT RESERVES ARE INSUFFICIENT TO SATISFY THE COMPANY'S LIABILITIES.

    If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our remaining assets to a liquidating trust and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder's pro rata portion of the excess, limited to the amounts previously received by the stockholder in distributions from us or the liquidating trust.

    If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, our creditors could seek an injunction against the making of distributions under the plan of liquidation on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidating trust under the plan of liquidation. See "Payment of Liabilities and Obligations, Contingency Reserve and Liquidating Trust."

 BACKGROUND TO AND REASONS FOR THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

BACKGROUND

    From our inception in 1989 until 2000, we developed products for use in the energy industry as Energy BioSystems Corporation with our proprietary process known as biodesulfurization, or BDS, a method which allows a petroleum refiner to reduce the amount of sulfur present in its petroleum products through the use of microbes and other biological agents. At that time, this business had great potential because of the federal standards being implemented requiring a reduced amount of sulfur in petroleum products. However, as the federal standards became more strict, it became clear that we would need additional resources to develop BDS sufficiently to become a commercially viable process for energy companies to reduce sulfur in their products.

    Since 2000 under our current name of Enchira Biotechnology Corporation, we have aggressively pursued other technologies about which we obtained a core knowledge as a result of our work in the BDS field. We initiated this shift in our focus with RACHITT, a gene-shuffling process that could be used to pursue pharmaceutical and biotechnological products. However, as we have disclosed in prior filings with the SEC, Maxygen, Inc., a former corporate partner, sued us in 2000 for breach of a joint development and license agreement relating to our BDS technology that was terminated in 1999. To this day, we vehemently deny Maxygen's allegations.

    Maxygen's claim was argued and decided through a binding arbitration proceeding as required by the license agreement. In 2001, the arbitrator awarded Maxygen the rights to the RACHITT technology and enjoined us from using, practicing, licensing, selling or offering to sell or license the RACHITT technology until May 19, 2017. Further, the arbitrator enjoined us for a period of three years from using, practicing, licensing, selling or offering to sell or license certain of Maxygen's high throughput screening technology and also ordered us to pay a certain amount of Maxygen's expenses. However, during the arbitration process, we had begun developing our Anti Cancer Ligand, or ACL, technology as well as our Drug Candidate Optimization Platform, or DCOP, as a novel cancer treatment.

    Since our inception, we have raised capital from public and private equity financings and milestone and royalty payments from collaborations with corporate partners. We have never had revenues from a commercial product. While we believe that our ACL and DCOP technologies demonstrate substantial promise in the field of cancer treatment, we have been unable to raise additional capital in either the public or private markets since September 2000 primarily as a result of the stigma associated with the Maxygen arbitration. In addition, we expended substantial amounts of our remaining capital in our defense of the arbitration.

    Mr. Brown, then our Chief Financial Officer, began attempting to raise additional capital in the public and private equity markets in August 2001. He was unable to generate interest from any potential investors for several reasons, including but not limited to:

       - investors were apprehensive about our future after the arbitrator's ruling in the Maxygen proceeding, especially as a result of the public disclosure released by Maxygen which we believed was misleading and further damaged our stock price; and

       - the possibility first of the conversion of, and later the redemption of, our Series B Preferred Stock (including the payment of accrued but unpaid dividends in shares of our common stock which was necessary given our cash position) at very low market prices of our common stock which would substantially dilute the holdings of any then existing holders of our common stock.

    By May 2002, we recognized that, because we were unable to obtain either a new source for capital infusion or a strategic partner for the development of the ACL technology, we needed to begin

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looking at other alternatives for the use of our assets. In May, we hired the investment banking firm of Howard, Frazier, Barker and Elliott to investigate the possibilities of either raising additional capital or redeploying our assets in the best manner possible. At the same time, our then President and CEO and Vice President of Business Development resigned and we terminated all but two employees and two officers to cut expenses to the bare minimum necessary to allow additional time to redeploy our assets.

    Our board of directors met on May 7, 2002 to discuss the above developments. At this meeting, the board approved our reduction in force and approved the hiring of Howard, Frazier for the purposes described above. The board met again on May 14, 2002 at which time a representative from Howard, Frazier described the process he would undertake to attempt to obtain the best value for our assets. The board also discussed its situation with Nasdaq.

    The board met on June 19, 2002 at which time the Howard, Frazier representative discussed the parties he was contacting on our behalf to gauge their interest in our assets. Howard, Frazier discussed many potential acquirors that it was contacting and the relative strengths and weaknesses of each party.

    The board again met on July 19, 2002 with its legal counsel and representatives of Howard, Frazier present. Howard, Frazier gave a detailed discussion of the parties expressing interest in our ACL technology. Members of management discussed potential acquirors of our BDS technology as well as arrangements that had been made to auction all of the physical assets remaining at our corporate headquarters, consisting mainly of equipment. Management also discussed the leads it had in connection with subleasing our corporate headquarters in The Woodlands. Our outside counsel then discussed the merits of our remaining courses of action, which were either to file for protection under the bankruptcy laws or undertake a corporate dissolution through a plan of dissolution. The board of directors at that time approved the drafting of a proxy statement to solicit proxies for the liquidation and dissolution of our company and the related sale of all of our assets for the best possible price. The board approved an auction to take place on August 22, 2002 at which all of our physical assets at our corporate headquarters would be auctioned by a professional auction company.

    The board met on August 12, 2002 along with its legal counsel, a representative of Howard, Frazier and Mr. Brown, president of the company. Howard, Frazier and Dr. Monticello, a director and vice president of the company, made a presentation to the board regarding their efforts in trying to sell company assets to various potential buyers, including the sale of the BDS technology. The board approved the sale of the BDS technology to a third party for $200,000, which represented the best offer received by the company. The sale of the BDS technology was ultimately completed on September 20, 2002. At the time of the board meeting on August 12, 2002, no potential buyer had expressed any interest in our ACL technology. During the meeting, Mr. Brown discussed his efforts in subleasing certain office space at our corporate headquarters. The board also discussed the possibility of filing a proxy statement to solicit the proxies of our stockholders to approve our dissolution, but decided to delay such action until a later time.

    On August 14, 2002, we received a letter from Nasdaq notifying us that our common stock would be delisted on August 22, 2002 because we had not regained compliance with the minimum $1.00 bid price per share requirement and we were not eligible for an extension of time in which to meet such requirement. On August 16, 2002, our outside counsel submitted a request on our behalf for a written hearing regarding our delisting.

    On August 22, 2002, the auction occurred at our corporate headquarters at which we were able to sell all of our physical assets for a net price (after the expenses of the auction) of $____________.

    During August and September 2002, we received a preliminary, informal indication of interest from a third party relating to a potential merger transaction and we initiated a similar preliminary, informal indication of interest relating to a potential merger transaction with respect to a third party. Informal discussions with each followed.

    On September 3, 2002, we received a letter from Nasdaq notifying us that a written hearing had been granted regarding our delisting. Such hearing was held on September 20, 2002. In connection with the hearing, we submitted written materials to Nasdaq which outlined our plan for regaining compliance with the listing requirements of The Nasdaq SmallCap Market and requested an extension of the delisting decision and/or an exception therefrom. In support of our ability to achieve near term compliance with the listing requirements, we described certain negotiations we were engaged in with two different privately held biotech companies regarding a potential merger transaction. Although no formal letter of intent was entered into with either party as of the date we submitted the written materials to Nasdaq, we advised Nasdaq that a potential merger with either candidate would be contingent on our maintaining our current listing on The Nasdaq SmallCap Market.

    The board met on October 15, 2002 along with its legal counsel and Mr. Brown. The board discussed the current status of potential merger candidates, including a third such candidate brought to its attention by Howard, Frazier. Since a merger with two of the three candidates was not viable at this time, the remaining candidate changed the proposed deal terms to terms more unfavorable to us, and efforts to complete a merger would not be feasible in the event that Nasdaq determined that our stock should be delisted, the board decided to cease negotiations relating to a proposed merger pending the outcome of the Nasdaq hearing. At the meeting, the board approved a new arrangement with Dr. Monticello whereby Dr. Monticello's full-time employment with the company would cease; however, Dr. Monticello would remain with the company as vice president in a part time capacity. Dr. Monticello expressed his interest in the ACL technology and the board agreed to consider a proposal from Dr. Monticello's new employer regarding an offer for such technology.

    On October 22, 2002, we were informed by Nasdaq that the Listing Qualifications Panel declined our request for additional time to regain compliance with The Nasdaq SmallCap Market listing requirements. Accordingly, our common stock was delisted from the Nasdaq Stock Market effective
October 22, 2002. We issued a press release in connection with same which press release further summarized our efforts thus far to preserve working capital, redeploy our assets and seek merger or acquisition partners or additional funding sources. The press release indicated that in all likelihood we would proceed with the dissolution plan outlined in our Quarterly Report on Form 10-Q filed for the fiscal quarter ended June 30, 2002.

    The board met on November   , 2002 along with its legal counsel and
Mr. Brown. At such meeting, the board approved the sale of the ACL technology to Molecular Logix, Incorporated, a newly formed, privately held biotech company located in Houston, Texas which is affiliated with the technology transfer division of Baylor College of Medicine. Molecular Logix was organized to commercialize certain technology developed by one of Baylor's faculty members and expressed an interest in the ACL technology to facilitate its efforts in developing such technology. In exchange for the ACL technology, we expect to receive a maximum of 45,000 shares of common stock in Molecular Logix, representing approximately 4.3% of their outstanding shares of common stock. The actual number of shares we receive in Molecular Logix is subject to reduction depending upon how long it takes to complete the sale and transfer of the ACL technology to Molecular Logix. Because of the time sensitive nature of the ACL technology sale and in an effort to maximize the value received for the ACL technology, the board approved the sale of the ACL technology prior to submitting approval of such sale to our stockholders. As the board never received any other offers for the ACL technology, for cash or otherwise, after diligently seeking same, the board believed that the sale of the ACL technology to Molecular Logix for 45,000 shares of its common stock represented the highest value we could obtain for the sale of such assets. Because Dr. Monticello is presently negotiating employment arrangements with Molecular Logix, he abstained from voting on and approving the sale of the ACL technology to Molecular Logix at the November __, 2002 board meeting.

    Also at the November   , 2002 meeting, the board of directors approved the
plan of complete liquidation and dissolution in the form attached as Exhibit A to this proxy statement and approved the form of notice of special meeting and proxy statement to be delivered to the stockholders for approval of the plan.

REASONS FOR THE LIQUIDATION AND DISSOLUTION; RECOMMENDATION OF OUR BOARD OF
  DIRECTORS

    In the course of reaching its decision to recommend that our company liquidate and dissolve, the board of directors consulted with our management, our legal advisors and representatives of Howard, Frazier. The board of directors considered many factors when making its decision, including:

    - Our remaining cash and the probability that we could not raise any more capital on a timely basis;

    - The continuing nature of our operating losses and the likelihood that such losses would continue in the future;

    - The belief that we had thoroughly explored the market interest in various strategic transactions and that the alternatives to liquidation were either not feasible or not reasonably likely to provide equal or greater value to our shareholders in a reasonable period of time; and

    - The merits and disadvantages of seeking protection under federal bankruptcy laws and the ramifications of allowing the company to become a shell corporation by selling its assets but keeping it in existence.

    The board of directors also identified and considered potentially negative factors in their deliberations concerning the plan of liquidation, including:

    - There could be no assurance that we would be successful in disposing of our assets for values equal to or exceeding those currently estimated or that these dispositions would occur when we expected;

    - The possibility that the liquidation would not yield distributions as great as or greater than the recent market prices of our common stock and any distributions might not be made for a long time;

    - The likelihood that the liquidation will result in distributions being made only to holders of our Series B Preferred Stock in partial satisfaction of their liquidation preference; and

    - The likelihood that the liquidity of our shares would decrease if we paid distributions to our shareholders.

    The discussion above of the factors considered and the reasons given for the approval of the plan of liquidation, while not exhaustive, addresses all of the material factors our board considered. In view of the wide variety of factors considered and the overwhelming belief by the board that the proposed alternative is in the best interest of the shareholders, the board of directors neither quantified nor assigned relative weights to the factors above. Rather the board of directors based its recommendation on the totality of the information presented to and considered by it.

    AFTER CAREFULLY EVALUATING EACH OF THESE FACTORS, BOTH POSITIVE AND NEGATIVE, OUR BOARD OF DIRECTORS UNANIMOUSLY DECIDED THAT THE BEST METHOD TO MAXIMIZE SHAREHOLDER VALUE WAS TO LIQUIDATE AND DISSOLVE OUR COMPANY.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE LIQUIDATION AND
  DISSOLUTION

    All of our executive officers and directors own shares of our common stock and/or options to purchase shares of our common stock. If we make any liquidating distributions to holders of our common stock following satisfaction of the liquidation preference payable to holders of the Series B Preferred Stock, they will receive the same per share distribution as our other shareholders.

      THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION UNDER DELAWARE LAW

    Section 275 of the Delaware General Corporation Law provides that a corporation may dissolve upon either (a) a majority vote of the board of directors of the corporation followed by a majority vote of its stockholders; or
(b) a unanimous stockholder consent. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Secretary of State of the State of Delaware. Once a corporation is dissolved, its existence is automatically continued for a term of three years, but solely for the purpose of winding up its business. The process of winding up includes:

    - the prosecution and defense of lawsuits, if any;

    - the settling and closing of any business;

    - the disposition and conveyance of any property;

    - the discharge of any liabilities; and

    - the distribution of any remaining assets to the stockholders of the corporation.

    If any action, suit or proceeding is commenced by or against the corporation before or within the winding up period, the corporation will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

        DESCRIPTION OF THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

    The following is a brief summary of the plan of liquidation. It is qualified in its entirety by reference to the full text of the plan of liquidation attached hereto as Exhibit A and incorporated herein by reference. You should read the plan of liquidation carefully.

OUR ACTIVITIES FOLLOWING ADOPTION OF THE PLAN OF LIQUIDATION

    Following adoption and approval of the plan of liquidation by our stockholders, we will cease our business and not engage in any business activities except for the purposes of selling any of our remaining assets, distributing our assets in accordance with the plan of liquidation, establishing a contingency reserve for payment of our expenses and liabilities, including liabilities incurred but not paid or settled prior to authorization of the plan of liquidation, paying, satisfying and discharging any of our remaining commercial agreements, relationships or outstanding obligations (or making provisions for payment thereof), and doing all other acts required to liquidate and wind up our business and affairs.

    Following the adoption and approval of the plan of liquidation by our stockholders, we will continue to indemnify our officers, directors, employees and agents in accordance with our restated certificate of incorporation, as amended, and bylaws, including for actions taken in connection with the plan of liquidation and the winding up of our affairs. Our obligation to indemnify these persons may be satisfied out of the assets of any liquidating trust. Our board of directors and the trustees of any liquidating trust may obtain and maintain insurance to cover our indemnification obligations under the plan of liquidation.

SALES OF OUR ASSETS

    The plan of liquidation gives our board of directors the authority to sell all of our remaining assets. As of August 22, 2002, we had completed the sale of our physical assets at our corporate headquarters in a publicly marketed auction. Further, as of September 20, 2002, we had completed the sale of our BDS
technology and as of November   , 2002, we had approved the sale of our ACL
technology. Sales of our remaining assets, if any, will be made on such terms as are approved by our board of directors and may be conducted by either competitive bidding, public sales or privately negotiated sales. Such sales will be concluded prior to the third anniversary of the filing of the certificate of dissolution with the Delaware Secretary of State. We do not anticipate that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by our board of directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depends largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation. The sales of certain of our assets thus far has resulted in sufficient proceeds to satisfy all of our creditors and to pay all of our expenses, and we believe that we will have a sufficient amount left over to provide some amount to holders of our Series B Preferred Stock in partial satisfaction of their liquidation preference; however, in all likelihood, we will not have funds left over to distribute to our common stockholders.

    Our sale of an appreciated asset will result in the recognition of taxable gain by us to the extent the fair market value of such asset exceeds our tax basis in such asset.

PAYMENT OF LIABILITIES AND OBLIGATIONS, CONTINGENCY RESERVE AND LIQUIDATING
  TRUST

    Under Delaware law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations, including all contingent, conditional or unmatured contractual claims known to us, and all claims which are known to us but for which the identity of the claimant is unknown. Following the authorization and approval of the plan of liquidation by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve cash and other assets which we believe to be sufficient, based on factors known to us, to satisfy such liabilities and other claims that might arise. We are currently unable to estimate with precision the amount of any contingency reserve which may be required, but that amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

    We may incur additional liabilities arising out of contingent claims, such as the claims described below, that are not yet reflected on our balance sheet. We are unable at this time to predict what amount, if any, may be paid on these contingent claims.

    The actual amount of the contingency reserve will be based upon estimates and opinions of management and our board of directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve which are deemed no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve had been established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

    If deemed necessary, appropriate or desirable by our board of directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure it deems appropriate, established for the benefit of our stockholders, which assets would thereafter be sold or distributed on terms approved by its trustees. Our board of directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where our board of directors determines that it would not be in the best interests of our business and our stockholders for such assets to be distributed directly to the stockholders at that time. If all of our assets (other then the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of our dissolution, we must transfer in final distribution those remaining assets to a liquidating trust. Our board of directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust. The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities which remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust's other unsold assets.

    The plan of liquidation authorizes our board of directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by our board of directors. It is anticipated that our board of directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders. Approval of the plan of liquidation by the stockholders will also constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements.

    We may decide to use a liquidating trust or trusts, and our board of directors believes the flexibility provided by the plan of liquidation with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between us and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders. The transfer to the trust and distribution of interests therein to our stockholders would enable us to divest the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of common stock in order to receive the interests. It is further anticipated that pursuant to the trust agreements
(i) a majority of the trustees would be required to be independent of our management; (ii) approval of a majority of the trustees would be required to take any action; and (iii) the trust would be irrevocable and would terminate after the earliest of (x) the trust property having been fully distributed, or
(y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

    UNDER DELAWARE LAW, IN THE EVENT WE FAIL TO CREATE AN ADEQUATE CONTINGENCY RESERVE FOR PAYMENT OF OUR EXPENSES AND LIABILITIES, OR SHOULD SUCH CONTINGENCY RESERVE AND THE ASSETS HELD BY THE LIQUIDATING TRUST OR TRUSTS BE EXCEEDED BY THE AMOUNT ULTIMATELY FOUND PAYABLE IN RESPECT OF EXPENSES AND LIABILITIES, EACH STOCKHOLDER COULD BE HELD LIABLE FOR THE PAYMENT TO CREDITORS OF SUCH STOCKHOLDER'S PRO RATA SHARE OF SUCH EXCESS, LIMITED TO AMOUNTS THERETOFORE RECEIVED BY SUCH STOCKHOLDER FROM US OR FROM THE LIQUIDATING TRUST OR TRUSTS.

    If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the plan of liquidation on the ground that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the plan of liquidation.

LIQUIDATING DISTRIBUTIONS, NATURE, AMOUNT, TIMING

    Although our board of directors has not established a firm timetable for distributions to our stockholders if the plan of liquidation is authorized and approved by the stockholders, our board of directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable. The liquidation is expected to be concluded prior to the third anniversary of the filing of the certificate of dissolution in Delaware by a final liquidating distribution either directly to the stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after that date, any distributions made by us shall be made solely to stockholders of record on the close of business on the final record date, except for permitted transfers. However, we are currently unable to predict the precise nature, amount or timing of any distributions pursuant to the plan of liquidation. The actual nature, amount and timing of all distributions will be determined by our board of directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations, including payment of the liquidation preference to holders of our Series B Preferred Stock.

    We do not plan to satisfy all of our liabilities and obligations prior to making distributions to stockholders, but instead will reserve assets deemed by management and our board of directors to be adequate to provide for these liabilities and obligations. See "Payment of Liabilities, Contingency Reserve and Liquidating Trust." Management and our board of directors believe that we have or will have sufficient cash to pay our current and accrued obligations, not including the full liquidation preference payable to holders of our Series B Preferred Stock, with the sale of all or substantially all of our remaining assets.

    Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder authorization and approval of the plan of liquidation. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while we do not believe that a precise estimate of those expenses can currently be made, management and our board of directors believe that available cash and amounts received on the sale of remaining assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities, but excluding the full liquidation preference payable to holders of our Series B
Preferred Stock as of             , 2002, which is currently $      million).

    Subject to the payment or the provision for payment of our indebtedness, we intend to distribute to holders of our Series B Preferred Stock, on a pro rata basis, any remaining cash, property or other assets, including shares of common stock of Molecular Logix received in connection with the sale of the ACL technology, which valuation for such non-cash property or assets shall be made by the good faith determination of the board of directors. The board has reviewed certain financial information relating to Molecular Logix and has made a good faith determination that the value of the shares of Molecular Logix common stock expected to be received in connection with the sale of the ACL technology will be substantially less than the full liquidation preference owed to holders of our Series B Preferred Stock. If, and only if, the holders of our Series B Preferred Stock receive their full liquidation preference to which they are entitled, then any remaining cash on hand, property or assets, together with the cash proceeds of any sales of such property or assets, will be distributed from time to time pro rata to the holders of our common stock. We believe, however, that in all likelihood, we will only be able to make some distributions to holders of our Series B Preferred Stock in partial satisfaction of their liquidation preference. Therefore, as a result of this inability to fully satisfy the liquidation preference owed to holders of our Series B Preferred Stock, it is reasonably unlikely that we will be able to make any distributions to holders of our common stock.

ABANDONMENT, AMENDMENT

    Under the plan of liquidation, our board of directors may modify, amend or abandon the plan of liquidation, notwithstanding stockholder authorization and approval, to the extent permitted by Delaware law. We will not amend or modify the plan of liquidation under circumstances that would require additional stockholder approval under Delaware law or the federal securities laws without complying with Delaware law and the federal securities laws.

FINAL RECORD DATE

    We will close our stock transfer books and discontinue recording transfers of shares of common stock and preferred stock on the earliest to occur of:

    (i) the close of business on the record date fixed by our board of directors for the final liquidating distribution,

    (ii) the close of business on the date on which our remaining assets are transferred to a liquidating trust, or

    (iii) the final record date, the date fixed by our board of directors for filing the certificate of dissolution,

and, thereafter, certificates representing shares of common stock and preferred stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

    After the final record date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase common stock or preferred stock must exercise such instruments or rights prior to the final record date. See "Trading of the Common Stock and Interests in the Liquidating Trust or Trusts" below.

    All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of capital stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of the capital stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for those stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder's certificate evidencing the capital stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

CERTIFICATE OF DISSOLUTION

    Following approval of the plan of liquidation by the stockholders, a certificate of dissolution will be filed with the State of Delaware. After the plan of liquidation becomes effective, we will, at such times as the board of directors determines, obtain any certificates required by the Delaware tax authorities and, upon obtaining such certificates and paying such taxes as may be owing, we will file with the

Delaware Secretary of State a certificate of dissolution. Our dissolution will become effective, in accordance with Delaware law, upon proper filing of such certificate of dissolution with the Secretary of State or upon such later date as may be specified in the certificate of dissolution. Pursuant to Delaware law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

TRADING OF COMMON STOCK AND INTERESTS IN THE LIQUIDATING TRUST OR TRUSTS

    Although our common stock is currently trading on the over-the-counter market in the so-called "pink sheets" or on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., we will close our stock transfer books upon the filing of the certificate of dissolution. Thereafter, stockholders will not be able to transfer their shares.

    We anticipate that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. This determination will be made by our board of directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, our board of directors, and management's estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, we plan to distribute an information statement with respect to the liquidating trust or trusts at the time of the transfer of assets and the liquidating trust or trusts may be required to comply with the periodic reporting and proxy requirements of the Exchange Act. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

    As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see "Certain Federal Income Tax Consequences"), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

ABSENCE OF APPRAISAL RIGHTS

    Under Delaware law, our stockholders are not entitled to appraisal rights for their shares of common stock or preferred stock in connection with the transactions contemplated by the plan of liquidation.

REPORTING REQUIREMENTS

    Whether or not the plan of liquidation is authorized and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome. If the plan of liquidation is authorized and approved, in order to curtail expenses, we will, after filing our certificate of dissolution, seek relief from the SEC from these reporting requirements. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the SEC might require.

REGULATORY APPROVALS

    No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a general summary of the material United States federal income tax consequences affecting our stockholders that are anticipated to result from our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, rulings of the Internal Revenue Service, or IRS, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the plan of liquidation may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

    The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate in accordance with the plan of liquidation in all material respects. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the plan of liquidation, and we will not seek an opinion of counsel with respect to the anticipated tax treatment. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the stockholders and our business from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder's individual circumstances. This discussion does not constitute legal advice to any stockholder.

FEDERAL INCOME TAXATION OF THE COMPANY

    After the approval of the plan of liquidation and until the liquidation is completed, we will continue to be subject to federal income tax on our taxable income, if any. We will recognize gain or loss on sales of our assets pursuant to the plan of liquidation. Upon the distribution of any property, other than cash, to stockholders pursuant to the plan of liquidation, we will recognize gain or loss as if that property were sold to the stockholders at our fair market value, unless certain exceptions to the recognition of loss apply. Any losses and net operating loss carryforwards that we have may be available to offset any gains recognized on sales or distribution of our assets. We will be required to file Form 966 (Corporation Dissolution or Liquidation) with the IRS within 30 days after the adoption of the plan of liquidation.

FEDERAL INCOME TAXATION OF STOCKHOLDERS

    We anticipate that all distributions stockholders receive upon liquidation, if any, will be treated for federal income tax purposes as full payment in exchange for their shares and will thus be treated as a taxable sale. Thus, a stockholder who is a United States resident or otherwise subject to United States income taxes will be taxed only to the extent the amount of the balance of the distribution exceeds his or her adjusted tax basis in such shares; if the amount received is less than his or her adjusted tax basis in such shares, then the stockholder will realize a loss. A stockholder's tax basis in his or her shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto. The stockholder's gain or loss will generally be a capital gain or capital loss if such shares are held as capital assets. If shares that are held as a capital asset have been held for more than one year, then any gain or loss will generally constitute a long-term capital gain or long-term capital loss, as the case may be, taxable to individual stockholders at a maximum rate of 20%. If the stockholder has held the shares for not more than one year, any gain or loss will be a short-term capital gain or loss and will be taxed at ordinary income tax rates. Any loss will generally be recognized only when the final distribution from us has been received, which may be as long as three years after the date that the plan of liquidation is adopted. Corporate stockholders should note that there is no preferential federal income tax rate applicable to capital gains for corporations under the Internal Revenue Code. Accordingly, all income recognized by a corporate stockholder pursuant to our liquidation, regardless of its character as capital gains or ordinary income, will be subject to tax at the same federal income tax rate.

    Upon any distribution of property, the stockholder's tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder's future sale of that property will be measured by the difference between the stockholder's tax basis in the property at the time of such sale and the proceeds of such sale.

    After the close of our taxable year, we will provide stockholders and the IRS with a statement of the amount of cash distributed to the stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge that valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

    It is possible that we will have liabilities not fully covered by our contingency reserve for which the stockholders will be liable up to the extent of any liquidating distributions they have received. (See "Contingent Liabilities; Contingency Reserve; Liquidating Trust"). This liability could require a stockholder to satisfy a portion of this liability out of prior liquidating distributions received from us and the liquidating trust or trusts. Payments by stockholders in satisfaction of these liabilities would commonly produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years. Stockholders should consult their tax advisors with respect to the federal tax consequences of the plan of liquidation.

LIQUIDATING TRUSTS

    If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assuming this treatment is achieved, assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust or trusts themselves should not be subject to federal income tax, assuming that they are treated as liquidating trusts for federal income tax purposes. After formation of the liquidating trust or trusts, the stockholders must take into account for federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax. There can be no assurance that the liquidating trust or trusts described in the plan of liquidation will be treated as a liquidating trust or trusts for federal income tax purposes.

STATE AND LOCAL TAX

    We may be subject to liability for state or local taxes with respect to the sale of our assets. Stockholders may also be subject to state or local taxes, including with respect to liquidating distributions received by them or paid to a liquidating trust on their behalf, and with respect to any income derived by a liquidating trust. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the plan of liquidation.

BACKUP WITHHOLDING

    Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations promulgated under the Internal Revenue Code, such stockholder may be subject to a 30% backup withholding tax with respect to any payments received pursuant to the liquidation. Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against that stockholder's U.S. federal income tax liability.

    THE FOREGOING SUMMARY OF UNITED STATES FEDERAL, STATE AND LOCAL INCOME TAX CONSIDERATIONS IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE TAX CONSEQUENCES OF THE PLAN OF LIQUIDATION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. WE RECOMMEND THAT EACH STOCKHOLDER CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF LIQUIDATION AS WELL AS THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

  VOTE REQUIRED TO APPROVE PLAN OF LIQUIDATION; RECOMMENDATION BY THE BOARD OF
                                   DIRECTORS

    The authorization and approval of the plan of liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of our voting stock, which includes holders of common stock and holders of Series B Preferred Stock voting on an as-converted basis, voting as a single class. We are also required to obtain the consent of the holders of a majority of the outstanding shares of Series B Preferred Stock under their purchase agreement. Under the plan of liquidation, the board of directors retains absolute discretion as to whether to complete the liquidation process in the absence of sufficient consents from holders of our Series B Preferred Stock. The board could decide to legally affect the liquidation and dissolution without the contractual consent required under the Series B purchase agreement.

    OUR BOARD OF DIRECTORS BELIEVES THAT THE PLAN OF LIQUIDATION IS IN THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of November 1, 2002, certain information with respect to the shares of common stock and Series B Preferred Stock beneficially owned by (i) each person known by us to be the beneficial owner of more than five percent of the common stock or the Series B Preferred Stock,
(ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group.

                                                                                             AMOUNT
                                                             AMOUNT                           AND
                                                              AND                            NATURE
                                                             NATURE                      OF BENEFICIAL
                                                         OF BENEFICIAL                    OWNERSHIP OF
                                                          OWNERSHIP OF      PERCENT         SERIES B        PERCENT
NAME OF BENEFICIAL OWNER                               COMMON STOCK(1)(2)   OF CLASS   PREFERRED STOCK(1)   OF CLASS
------------------------                               ------------------   --------   ------------------   --------
MillenCo, L.P........................................      4,449,075(3)       29.1%              --             --
  c/o Millenium Management, L.L.C.
  666 Fifth Avenue
  New York, New York 10103
Kingdon Capital Management, LLC......................      1,200,000(4)        7.8%              --             --
  152 West 57th Street
  New York, New York 10019
Ethyl Corporation....................................      1,064,742(5)        7.0%              --             --
  300 South Fourth Street
  Richmond, Virginia 23217
Keystone, Inc........................................             --            --           40,000           78.1%
  201 Main Street, Suite 3100
  Fort Worth, Texas 76102
William E. Nasser....................................         80,742             *               --             --
Daniel J. Monticello, Ph.D...........................        108,665             *               --             --
Paul G. Brown, III...................................        106,731(6)          *               --             --
Thomas E. Messmore...................................         18,057             *               --             --
William D. Young.....................................         21,371             *               --             --
All directors and executive officers as a group (5           335,566           2.1%              --             --
persons).............................................

--------------------------

*   Represents less than 1% of the class.

(1) Unless otherwise indicated, each of the stockholders designated above has sole voting and investment power with respect to the securities shown to be owned by such stockholder.

(2) Includes the following amount of shares issuable upon exercise of options exercisable within 60 days of November 1, 2002 for the following individuals:

                                                               AMOUNT OF SHARES
DIRECTOR OR OFFICER                                           UNDERLYING OPTIONS
-------------------                                           ------------------
William E. Nasser...........................................         80,742
Daniel J. Monticello, Ph.D..................................         97,284
Paul G. Brown, III..........................................         89,791
Thomas E. Messmore..........................................         18,057
William D. Young............................................         21,371
All officers and directors as a group.......................        307,245

(3) Based upon information provided in a Schedule 13G filed on March 11, 2002, MillenCo, L.P. has sole voting and dispositive power with respect to all of the shares listed above. The Schedule 13G was also filed on behalf of Millenium Management, L.L.C., the general partner of MillenCo, L.P., and its managing member, Israel A. Englander, both of whom disclaim beneficial ownership of such shares. MillenCo, L.P. is a registered broker-dealer under
    Section 15 of the Securities Exchange Act of 1934, as amended.

(4) Based upon information provided in a Schedule 13G filed on February 23, 2000, Kingdon Capital Management LLC has sole voting and dispositive power with respect to all of the shares listed above. Includes 200,000 shares issuable upon exercise of a warrant.

(5) Based upon information provided in a Schedule 13D/A filed on December 11, 2001, Ethyl Corporation has sole voting and dispositive power with respect to all of the shares listed above.

(6) Includes 3,000 shares held by a trust for the benefit of Mr. Brown's family members and as to which Mr. Brown disclaims beneficial ownership.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. Anything we file with the SEC may be read and copied at the following locations of the SEC:

Public Reference Room           New York Regional Office         Chicago Regional Office
Room 1024, Judiciary Plaza      Woolworth Building               175 West Jackson Blvd.
450 Fifth Street, N.W.          233 Broadway                     Suite 900
Washington, D.C. 20549          New York, New York 10279         Chicago, Illinois 60604

    Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings also should be available to the public from commercial document retrieval services and at the web site the SEC maintains at http://www.sec.gov.

    The SEC allows us to incorporate by reference information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below that we previously filed with the SEC (SEC File No. 0-21486) and that contain important information about us:

    - Annual Report on Form 10-K for the year ended December 31, 2001;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002; and

    - Quarterly Report on Form 10-Q filed for the fiscal quarter ended June 30, 2002.

    We may be required to file other documents with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the time this proxy statement is mailed and the date of the special meeting. Those other documents will be deemed to be incorporated by reference into this proxy statement and to be a part of it from the date they are filed with the SEC.

    You may obtain any of the documents incorporated by reference through us, the SEC or the SEC's web site as previously described. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing. If you would like to request documents from us, please send a request to us promptly at the following address in order to receive them before the special meeting:

                       Enchira Biotechnology Corporation
                           4200 Research Forest Drive
                           The Woodlands, Texas 77381
                 Attn.: Paul G. Brown, III, Corporate Secretary

    In addition, if you and one or more of our other shareholders share an address and are presently receiving multiple copies of our annual reports and proxy statements at that address, please send written notice to us at the address above if you would prefer to receive only one copy of these documents for all shareholders at your address.

    You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the plan of liquidation. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated
November   , 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than this date. Neither the mailing of this proxy statement to our shareholders nor the completion of our liquidation and dissolution will create any implication to the contrary.

                                          By Order of the Board of Directors

                                          Paul G. Brown III
                                          SECRETARY

______________, 2002
The Woodlands, Texas

                                                                       EXHIBIT A

                  PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
                                       OF
                       ENCHIRA BIOTECHNOLOGY CORPORATION

    This Plan of Complete Liquidation and Dissolution (the "Plan") is intended to accomplish the complete liquidation and dissolution of Enchira Biotechnology Corporation, a Delaware corporation (the "Company"), in accordance with the Delaware General Corporation Law and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

    1. The board of directors of the Company (the "Board of Directors") has adopted this Plan and called a meeting (the "Meeting") of the holders of the Company's voting stock to approve the Plan and ratify the Company's actions taken to date on the Plan. If stockholders holding a majority of the Company's voting stock vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the "Adoption Date").

    2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

    3. From and after the Adoption Date, the Company shall complete the following corporate actions in the following order:

        (a) The Company shall determine whether and when to (i) transfer the Company's property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to
    Section 6 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the stockholders, without any further vote or action by the Company's stockholders. It is understood that the Company will be permitted to commence the sale and disposition of its assets as soon as possible following the adoption of this Plan by the Company's Board of Directors in order to attain the highest value for such assets and maximize value for its stockholders. The Company's assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation; rather, the valuation for any non-cash property or assets shall be made by the good faith determination of the board of directors. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

        (b) The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown. Such claims and obligations shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, ratably to the extent of assets legally available therefor.

        (c) The Company shall distribute pro rata to holders of its Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), all available cash, property or assets, including the cash proceeds of any sale, exchange or disposition thereof, up to the amount of the liquidation preference payable to holders of the Series B Preferred Stock on the Adoption Date as set forth in the Company's Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock.

        (d) The Company shall distribute pro rata to its holders of its Common Stock all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur in a single distribution or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 6 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the "Contingency Reserve") to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company's property and assets, of the collection and defense of the Company's property and assets, and the liquidation and dissolution provided for in this Plan.

    4. The distributions to the stockholders pursuant to Section 3 and 6 hereof shall be in complete cancellation of all of the outstanding capital stock of the Company. As a condition to receipt of any distribution to the Company's stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the capital stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the capital stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees ("Satisfactory Evidence and Indemnity"). As a condition to receipt of any final distribution to the Company's stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing their capital stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of capital stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution (defined below) under the Delaware General Corporation Law, and thereafter certificates representing capital stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

    5. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

    6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company's assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the "Trustees"), under a liquidating trust (the "Trust"), any assets of the Company which are not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the capital stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or
(ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan as set forth in Section 8 hereof shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

    7. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates and paying such taxes as may be owing, the Company shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution (the "Certificate of Dissolution") in accordance with the Delaware General Corporation Law.

    8. Adoption of this Plan by holders of a majority of the outstanding voting stock, which includes holders of Common Stock and holders of Series B Preferred Stock voting on an as-converted basis voting as single class, shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan. The Board of Directors, in its sole discretion, may determine whether consent of the holders of a majority of the Series B Preferred Stock is required for the approval of this Plan. Such consent is required under a provision of the Series B Convertible Stock Purchase Agreement dated February 27, 1997 between the Company and the purchasers of the Series B Preferred Stock but is not required under either the Delaware General Corporation Law or the Certificate of Designation relating to the Series B Preferred Stock.

    9. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

    10. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus,

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acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan as set forth in Section 8 hereof shall constitute the approval of the Company's stockholders of the payment of any such compensation.

    11. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligation hereunder, including seeking an extension in time and coverage of the Company's insurance policies currently in effect.

    12. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company's stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the Delaware General Corporation Law.

    13. The Board of Directors of the Company is hereby authorized, without further action by the Company's stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

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                                                                PRELIMINARY COPY


     Every properly signed proxy will be voted in accordance with specifications made on the reverse side of this card. If not otherwise specified, this proxy will be voted for proposal 1. This proxy confers discretionary authority to the persons named herein to vote, in their discretion, on any other matters properly presented at the Special Meeting. All prior proxies are hereby revoked.


                                  Dated:________________________________________


                                  ______________________________________________
                                                   Signature(s)

                                  ______________________________________________
                                                   Signature(s)




                                  NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                  Change of address:


                                  ______________________________________________

                                  ______________________________________________

                                  ______________________________________________



                        ENCHIRA BIOTECHNOLOGY CORPORATION
             Proxy Solicited on Behalf of the Board of Directors of the Company for the Special Meeting of Stockholders December ___, 2002


      The undersigned hereby constitutes and appoints William E. Nasser, Paul G. Brown, III and Daniel J. Monticello, and each of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Special Meeting of Stockholders of Enchira Biotechnology Corporation to be held at the offices of our counsel, Andrews & Kurth L.L.P., 10001 Woodloch Forest Drive, Suite 200, The Woodlands, Texas 77380 on _________, December ___, 2002, at 10:00 a.m., central daylight time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote there at, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


1.    Approval of the Plan of Complete Liquidation and Dissolution.

          [ ] FOR              [ ] AGAINST                [ ] ABSTAIN